Exhibit 99.1

1155 Battery Street, San Francisco, CA 94111

Investor Contact:	Allison Malkin Integrated Corporate Relations, Inc. 203) 682-8200

Media Contact:	Jeff Beckman Levi Strauss & Co. (415) 501-3317
LEVI STRAUSS & CO. ANNOUNCES FIRST-QUARTER FINANCIAL RESULTS
· Net revenue up 7%
· Net income increases 61%
SAN FRANCISCO (April 10, 2007) — Levi Strauss & Co. (LS&CO.) today announced financial results for the first quarter ended February 25, 2007 and filed its first-quarter 2007 Form 10-Q with the Securities and Exchange Commission.
First-quarter results reflect continued improvements in the company’s key operating measures, including net revenues and net income.
Net revenues for the first quarter were $1,037 million compared to $968 million for the same quarter in 2006, a 7 percent increase. Net revenues grew in each of the company’s three regions. The increase primarily reflects growth in the Levi’s® brand across all regions due to a higher proportion of premium-priced product sales, strong growth in emerging markets and additional brand-dedicated retail stores. Net revenues also benefited from favorable currency exchange rates.
Net income for the first quarter increased 61 percent to $87 million compared to $54 million in the same quarter of 2006. The improvement reflects an 11 percent increase in operating income, mostly driven by a $25 million benefit-plan curtailment gain related to the closure of a U.S. distribution center, lower interest expense and a lower effective tax rate, partially offset by higher restructuring expenses.
“We’re off to a good start this year,” said John Anderson, chief executive officer. “Our sales grew for the second consecutive quarter, reflecting a broad-based improvement worldwide. Our premium products are doing well with consumers in many markets. At the same time, some businesses, including Japan and the U.S. Levi Strauss Signature® brand, need considerable improvement. Overall, we made very good progress in the quarter.”
- more -

LS&CO. Q1 2007 Results/Add One
April 10, 2006
First-Quarter 2007 Results
•	Gross profit increased 7 percent to $498 million compared to $465 million in the first quarter of 2006. Gross margin was stable at 48.0 percent of net revenues for the first quarter of 2007 compared to 48.1 percent of net revenues in the same period last year.
•	Selling, general and administrative expenses increased 2 percent to $296 million in the first quarter of 2006 from $291 million in same period of 2006. SG&A as a percent of net revenues was lower at 29 percent compared to 30 percent for the same period last year. Higher SG&A expenses in the 2007 period were primarily attributable to increased selling expense related to new company-operated stores, higher distribution and marketing expenses in line with the improved net revenues for the quarter, and higher corporate expense. These increases were partially offset by the benefit-plan curtailment gain, and lower advertising and promotion expenses.
•	Operating income for the quarter increased 11 percent to $189 million compared to $171 million for the first quarter of 2006. The increase was primarily driven by the benefit-plan curtailment gain, partially offset by restructuring charges related to a planned distribution center closure in Europe.
•	Interest expense for the first quarter of 2007 decreased 13 percent to $58 million compared to $66 million in the prior year period. The decrease was primarily attributable to lower average debt balances during the 2007 quarter, reflecting debt refinancing and debt reduction actions taken during 2006.
“We continue to build our financial strength,” said Hans Ploos van Amstel, chief financial officer. “Our margins remained strong and our revenues grew. We are delivering more profit to the bottom line as a result of our lower debt, and lower interest and tax rates. In addition, we will continue to focus on ensuring our cost structure is competitive.”
- more -

LS&CO. Q1 2007 Results/Add Two
April 10, 2007
Investor Conference Call
The company’s first-quarter investor conference call will be available through a live audio Webcast at http://levistrauss.com/news/webcast.htm today, April 10, 2007, at 1 p.m. PDT/4 p.m. EDT. A replay is available on the Web site the same day and will be archived for one month. A telephone replay also is available through April 17, 2007, at 800-642-1687 in the United States and Canada, or 706-645-9291 internationally; I.D. No. 4529229.
This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2006, especially in the Management’s Discussion and Analysis - “Financial Condition and Results of Operations” and “Risk Factors” sections, our most recent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
# # #

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	February 25,	November 26,
	2007	2006
ASSETS	(Dollars in thousands)
Current Assets:
Cash and cash equivalents	$237,229	$279,501
Restricted cash	4,340	1,616
Trade receivables, net of allowance for doubtful accounts of $16,578 and $17,998	566,987	589,975
Inventories:
Raw materials	15,081	13,543
Work-in-process	11,009	13,479
Finished goods	572,815	523,041

Total inventories	598,905	550,063
Deferred tax assets, net	101,221	101,823
Other current assets	74,184	86,292

Total current assets	1,582,866	1,609,270
Property, plant and equipment, net of accumulated depreciation of $544,767 and $530,413	394,342	404,429
Goodwill	206,190	203,989
Other intangible assets, net	42,809	42,815
Non-current deferred tax assets, net	454,752	457,105
Other assets	84,112	86,457

Total assets	$2,765,071	$2,804,065

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Current maturities of long-term debt and short-term borrowings	$4,920	$11,089
Current maturities of capital leases	1,632	1,608
Accounts payable	230,037	245,629
Restructuring liabilities	15,890	13,080
Other accrued liabilities	179,421	194,601
Accrued salaries, wages and employee benefits	201,082	261,234
Accrued interest payable	50,258	61,827
Accrued income taxes	57,314	14,226

Total current liabilities	740,554	803,294
Long-term debt, less current maturities	2,199,077	2,206,323
Long-term capital leases, less current maturities	2,583	3,086
Postretirement benefits	339,473	379,188
Pension liability	185,241	184,090
Long-term employee related benefits	117,582	136,408
Long-term income tax liabilities	23,802	19,994
Other long-term liabilities	44,267	46,635
Minority interest	16,457	17,138

Total liabilities	3,669,036	3,796,156

Commitments and contingencies (Note 5)
Temporary equity	3,446	1,956

Stockholders’ deficit:
Common stock—$.01 par value; 270,000,000 shares authorized; 37,278,238 shares issued and outstanding	373	373
Additional paid-in capital	89,266	89,837
Accumulated deficit	(872,843)	(959,478)
Accumulated other comprehensive loss	(124,207)	(124,779)

Total stockholders’ deficit	(907,411)	(994,047)

Total liabilities, temporary equity and stockholders’ deficit	$2,765,071	$2,804,065

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	February 25,	February 26,
	2007	2006
	(Dollars in thousands)
	(Unaudited)

Net sales	$1,016,299	$947,874
Licensing revenue	21,106	19,767

Net revenues	1,037,405	967,641
Cost of goods sold	539,790	502,522

Gross profit	497,615	465,119
Selling, general and administrative expenses	295,562	291,295
Restructuring charges, net	12,815	3,187

Operating income	189,238	170,637
Interest expense	57,725	66,297
Other income, net	(13,558)	(1,141)

Income before income taxes	145,071	105,481
Income tax expense	58,436	51,667

Net income	$86,635	$53,814

          The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	February 25,	February 26,
	2007	2006
	(Dollars in thousands)
	(Unaudited)
Cash Flows from Operating Activities:
Net income	$86,635	$53,814
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Depreciation and amortization	16,231	16,330
Asset impairments associated with reorganization initiatives	7,008	—
Loss (gain) on disposal of property, plant and equipment	36	(1,243)
Unrealized foreign currency exchange (gains) losses	(9,780)	650
Postretirement benefit plan curtailment gain	(25,321)	—
Amortization of deferred debt issuance costs	1,465	3,012
Stock-based compensation	920	—
Provision for doubtful accounts	331	391
Change in operating assets and liabilities:
Trade receivables	21,370	112,988
Inventories	(51,973)	10,457
Other current assets	12,946	(3,791)
Other non-current assets	1,034	(1,332)
Accounts payable and other accrued liabilities	(36,772)	(99,697)
Income tax liabilities	46,668	35,056
Restructuring liabilities	1,694	(896)
Accrued salaries, wages and employee benefits	(78,180)	(56,255)
Long-term employee related benefits	(13,142)	(13,274)
Other long-term liabilities	(1,693)	(1,744)
Other, net	82	(82)

Net cash (used for) provided by operating activities	(20,441)	54,384

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(9,607)	(9,740)
Proceeds from sale of property, plant and equipment	179	1,778
Acquisition of retail stores	(2,502)	(1,032)

Net cash used for investing activities	(11,930)	(8,994)

Cash Flows from Financing Activities:
Repayments of long-term debt	(472)	(2,910)
Net decrease in short-term borrowings	(6,866)	(1,894)
Debt issuance costs	—	(41)
Increase in restricted cash	(2,734)	(649)

Net cash used for financing activities	(10,072)	(5,494)

Effect of exchange rate changes on cash	171	1,953

Net (decrease) increase in cash and cash equivalents	(42,272)	41,849
Beginning cash and cash equivalents	279,501	239,584

Ending cash and cash equivalents	$237,229	$281,433

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$64,748	$80,496
Income taxes	5,595	17,946
Restructuring initiatives	4,082	4,256
         The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.